Exhibit 99.1
For Immediate Release

Contact:	Jerry Daly, Carol McCune	Peter Willis
	Daly Gray Public Relations	Chief Investment Officer
	(Media)	(Acquisitions)
	jerry@dalygray.com	pwillis@cl-trust.com
	(703) 435-6293	(561) 227-1387
Chatham Lodging Completes Acquisition of Homewood Suites by Hilton — Carlsbad, CA
     PALM BEACH, Fla., November 3, 2010—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium branded select-service hotels, today announced that it has completed the previously announced acquisition of the 145-suite Homewood Suites by Hilton® — Carlsbad, Calif., in suburban San Diego, for approximately $32.0 million. The acquisition was funded with borrowings under Chatham’s secured revolving credit facility. Chatham has now acquired 13 hotels since its April 21, 2010 IPO.
     “This is Chatham’s first acquisition in California, a market we know very well and where we have extensive experience,” said Jeffrey H. Fisher, Chatham’s chief executive officer. “We continue to seek other West Coast properties and have an active acquisition pipeline of premium-branded upscale extended-stay and select-service hotels in areas with high barriers to entry.”
     Located at 2223 Palomar Airport Road, Carlsbad, Calif., 35 miles north of downtown San Diego, the three-story upscale extended-stay Homewood Suites by Hilton® hotel opened in 2008, features 145 suites with fully equipped kitchens and complimentary high speed Internet access. The hotel is convenient to the many leisure activities in the surrounding San Diego area, especially Legoland, as well as many commercial demand generators and the McClellan-Palomar Airport. “Carlsbad, Calif., is considered the golf equipment capital of the United States and, quite possibly, the world,” Fisher noted. “As the epicenter of the golf industry, more than 15 golf companies reside within a 50-mile stretch, including Acushnet, Callaway and TaylorMade.”
     The hotel will be managed by Island Hospitality Management, a hotel management company 90 percent-owned by Fisher.
About Chatham Lodging Trust
     Chatham Lodging Trust is a self-advised real estate investment trust that was organized to invest in upscale extended-stay hotels and premium-branded select-service hotels. The company currently owns 13 hotels with an aggregate of 1,650 rooms/suites in eight states. Additional information about Chatham may be found at www.chathamlodgingtrust.com.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.